Exhibit 99.1

Analog Devices' Second-Quarter Revenue Increases 35% Year-over-Year and Earnings Per Share More Than Double

    NORWOOD, Mass.--(BUSINESS WIRE)--May 13, 2004--Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today reported revenue of $678.5 million for the second quarter of fiscal 2004, which ended on May 1. Revenue increased 35% compared to the same period one year ago and 12% compared to the previous quarter. Net income for the second quarter was $152.6 million, more than double the $71.3 million for the same period in the prior year and 31% above the $116.8 million in the immediately prior quarter. The second quarter's diluted earnings per share (EPS) under generally accepted accounting principles (GAAP) was $0.39, up from $0.19 for the same period one year ago and up from $0.30 for the immediately prior quarter.

    ADI also announced that the company's Board of Directors declared a cash dividend of $0.06 per outstanding share of common stock, payable on June 16, 2004 to all stockholders of record at the close of business on May 28, 2004.

    "We had an excellent quarter with revenue, margins, and EPS all well above our expectations when the quarter began," said Mr. Jerald
G. Fishman, president and CEO. "Demand continued to accelerate during the second quarter, driven by the widespread adoption of our high-performance analog and DSP core technology."

    "In the second quarter, we saw growth across each of the major end markets we serve. The highest growth came from consumer electronics and from the industrial market which represents a wide range of customers designing factory automation systems, test equipment, medical electronics, and scientific instrumentation. We also saw good revenue growth from the communications and computer markets.

    "On a geographic basis, the strongest revenue growth was from North America. Europe, Japan, and the rest of Asia also had good growth within the quarter.

    "Gross margins rose to 59.2% of sales, a new peak for ADI and a 210 basis point improvement over the 57.1% we achieved in the immediately prior quarter. In addition, operating expenses as a percent of sales decreased to 31.5%, a sequential improvement of 150 basis points. As a result, operating margins rose sequentially by 360 basis points to 27.7% of sales.

    "Our balance sheet also continued to strengthen in the second quarter. Cash and short-term investments grew by $235 million to $2.5 billion. Days cost of sales in inventory declined to 102 days in the second quarter compared to 103 days in the previous quarter, while days sales in accounts receivable declined to 44 days compared to 48 days in the previous quarter."

    Regarding the near-term outlook, Mr. Fishman said, "The 13-week backlog continues to grow, reaching $571 million at the close of the second quarter, a 20% sequential increase. We are planning for revenue to grow sequentially by approximately 7% to 10% during the third quarter of fiscal 2004 to approximately $725 to $745 million, with continuing strong operating leverage. As a result, we estimate EPS to be in the range of $0.43 to $0.45."

    Mr. Fishman will discuss the second quarter's results and the near-term outlook via webcast, accessible from www.analog.com, today beginning at 4:30 pm EST. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

    A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 706-645-9291 (replay only) and providing the conference ID: 7264235 or by visiting the Investor Relations page on ADI's web site.
    Analog Devices, Inc. is a leading manufacturer of precision high-performance integrated circuits used in analog and digital signal processing applications. ADI is headquartered in Norwood, Massachusetts, and employs approximately 8,700 people worldwide. It has manufacturing facilities in Massachusetts, California, North Carolina, Ireland, and the Philippines. Analog Devices' common stock is listed on the New York Stock Exchange and ADI is included in the S&P 500 Index.

    Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including our statements regarding planned revenue, earnings, and operating margins, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, currency exchange rate fluctuations, the timing and duration of market upturns and downturns, the growth or contraction of the markets we serve, demand for semiconductors generally and for our products in particular, the risk that our backlog could decline significantly, our ability to hire engineers and other qualified employees needed to meet the expected demands of our customers, reversals or slowdowns in the markets or customers served by our products, the adverse effects of building inventories to meet planned growth that fails to materialize, the occurrence and frequency of inventory and lead-time reduction cycles, raw material availability, availability of both internal and external manufacturing capacity, technological and product development risks, competitors' actions and technological innovations, and other risk factors described in our most recent Form 10-Q for the first fiscal quarter ended January 31, 2004, as filed with the Securities and Exchange Commission.


       Analog Devices Supplemental Information, Second Quarter,
                              Fiscal 2004

                        Sales/Earnings Summary
          (In thousands of dollars, except per-share amounts)

                                     2Q 04        1Q 04        2Q 03
---------------------------------------------------------------------
  Three Months Ended           May 1, 2004  Jan 31, 2004  May 3, 2003
---------------------------------------------------------------------
Net Sales                         $678,530     $605,353     $501,883
   Y/Y Growth                           35%          30%          21%
   Q/Q Growth                           12%           9%           7%
Cost of Sales                      277,008      259,888      228,423
Gross Margin                       401,522      345,465      273,460
   Percent of Sales                   59.2%        57.1%        54.5%
---------------------------------------------------------------------
Operating Expenses:
   R&D                             126,274      118,237      110,827
   Selling, Marketing and G&A       85,282       79,238       71,509
   Acquisition-related
    expenses                         2,204        2,393        2,658
---------------------------------------------------------------------
Operating Income                   187,762      145,597       88,466
   Percent of Sales                   27.7%        24.1%        17.6%
---------------------------------------------------------------------
Other (Income) Expense              (7,232)      (4,197)      (2,952)
---------------------------------------------------------------------
Income Before Tax                  194,994      149,794       91,418
Provision for Taxes                 42,411       32,955       20,112
   Tax Rate                             22%          22%          22%
---------------------------------------------------------------------
Net Income                        $152,583     $116,839      $71,306
   Percent of Sales                     22%          19%          14%
---------------------------------------------------------------------

Shares used for EPS - Basic        374,864      372,052      364,267
Shares used for EPS - Diluted      395,052      392,904      379,163

Earnings per Share - Basic           $0.41        $0.31        $0.20
Earnings per Share - Diluted         $0.39        $0.30        $0.19

Dividends declared per share         $0.06        $0.04           $-
---------------------------------------------------------------------


                                      2Q 04        2Q 03
--------------------------------------------------------
  Six Months Ended             May 1, 2004   May 3, 2003
--------------------------------------------------------
Net Sales                       $1,283,883     $969,306
   Y/Y Growth                           32%          20%
Cost of Sales                      536,896      442,709
Gross Margin                       746,987      526,597
   Percent of Sales                   58.2%        54.3%
--------------------------------------------------------
Operating Expenses:
   R&D                             244,511      217,939
   Selling, Marketing and G&A      164,520      140,824
   Acquisition-related
    expenses                         4,597        5,507
--------------------------------------------------------
Operating Income                   333,359      162,327
   Percent of Sales                   26.0%        16.7%
--------------------------------------------------------
Other (Income) Expense             (11,429)      (6,004)
--------------------------------------------------------
Income Before Tax                  344,788      168,331
Provision for Taxes                 75,366       37,033
   Tax Rate                             22%          22%
--------------------------------------------------------
Net Income                        $269,422     $131,298
   Percent of Sales                     21%          14%
--------------------------------------------------------

Shares used for EPS - Basic        373,458      363,703
Shares used for EPS - Diluted      393,978      378,680

Earnings per Share - Basic           $0.72        $0.36
Earnings per Share - Diluted         $0.68        $0.35

Dividends declared per share         $0.10           $-
--------------------------------------------------------

       Analog Devices Supplemental Information, Second Quarter,
                              Fiscal 2004

                  Selected Balance Sheet Information
                       (In thousands of dollars)

                                     2Q 04        1Q 04        2Q 03
---------------------------------------------------------------------
                               May 1, 2004  Jan 31, 2004  May 3, 2003
---------------------------------------------------------------------
Cash & Short-term Investments   $2,541,582   $2,306,525   $3,101,483
Accounts Receivable, Net           328,318      315,900      242,767
Inventories                        308,539      292,626      293,487
Other Current Assets               171,815      175,131      194,150
---------------------------------------------------------------------
  Total Current Assets           3,350,254    3,090,182    3,831,887
PP&E, Net                          666,826      660,891      726,533
Investments                        307,638      356,535      286,119
Intangible Assets                  170,700      171,360      173,328
Other                               22,902       23,269      117,446
---------------------------------------------------------------------
Total Assets                    $4,518,320   $4,302,237   $5,135,313
---------------------------------------------------------------------

Deferred income-shipments to
 distributors                     $150,429     $138,266     $108,980
Other Current Liabilities          429,437      372,220      367,492
Long-term Debt                           -            -    1,279,027
Non-Current Lease Obligations            -            -          237
Non-Current Liabilities            339,559      353,760      323,692
Stockholders' Equity             3,598,895    3,437,991    3,055,885
---------------------------------------------------------------------
Total Liabilities & Equity      $4,518,320   $4,302,237   $5,135,313
---------------------------------------------------------------------


          Capital Expenditures, Depreciation & Amortization
                      (In thousands of dollars)

                                     2Q 04         1Q 04        2Q 03
  Three Months Ended           May 1, 2004  Jan 31, 2004  May 3, 2003
---------------------------------------------------------------------
Capital Expenditures               $43,353      $27,073      $14,348
Depreciation                       $37,272      $37,565      $42,503
Amortization of Intangibles           $676         $677         $656

  Six Months Ended             May 1, 2004   May 2, 1999
--------------------------------------------------------
Capital Expenditures               $70,426      $29,301
Depreciation                       $74,837      $84,042
Amortization of Intangibles         $1,353       $1,308

    CONTACT: Analog Devices
             Maria Tagliaferro, 781-461-3282
             investor.relations@analog.com